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                                                                     EXHIBIT 5.1

                          OPINION OF LATHAM & WATKINS

                        [Letterhead of Latham & Watkins]

                                January 30, 2001

drkoop.com, Inc.
7000 N. Mopac, Suite 400
Austin, Texas 78731

  Re: drkoop.com, Inc.
      11,608,740 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

   In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 11,608,740 shares (the "Shares") of common stock, par value $0.001 per share, of drkoop.com, Inc. (the "Company"), on Form S-3/A by the Company filed with the Securities and Exchange Commission (the "Commission") on January 30, 2000 (as it may be amended or supplemented from time to time, the "registration statement"), you have requested our opinion with respect to the matters set forth below. The registered shares consist of 9,125,178 shares of common stock outstanding on the date hereof ("Outstanding Shares") and 2,483,562 shares of common stock ("Warrant Shares") issuable upon the exercise of warrants (the "Warrants").

   In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Outstanding Shares and the Warrant Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

   In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

   We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

   Subject to the foregoing, it is our opinion that the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and upon the issuance of the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

   This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the registration statement.

                                          Very truly yours,

                                          /s/ Latham & Watkins